As filed with the Securities and Exchange Commission on July 18, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COOPER-STANDARD HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	20-1945088
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

39550 Orchard Hill Place Drive

Novi, Michigan 48375

(Address of Principal Executive Offices) (Zip Code)

COOPER-STANDARD HOLDINGS INC. 2011 OMNIBUS INCENTIVE PLAN

(Full title of the plans)

Timothy W. Hefferon, Esq.

Vice President, General Counsel and Secretary

Cooper-Standard Holdings Inc.

39550 Orchard Hill Place Drive

Novi, MI 48375

(248) 596-5900

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer	☐

Non-accelerated filer (Do not check if a smaller reporting company) ☒	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $.001 par value	1,940,741	$45.745	$88,779,197	$10,308

(1)

Pursuant to Rule 416(a) under the 1933 Act, the number of shares of common stock registered hereby shall be subject to adjustment to prevent dilution by reason of a stock dividend, stock split, recapitalization or similar transaction that results in an increase in the number of outstanding shares of common stock.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) under the 1933 Act and computed on the basis of the average of the high and low sales prices per share of Cooper-Standard Holdings Inc. common stock as reported on the OTC Bulletin Board on July 13, 2011.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information required by Part I of Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “Commission”) by Cooper-Standard Holdings Inc. (the “Corporation”) and are hereby incorporated by reference into this Registration Statement:

(1) The Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed with the Commission on March 21, 2011.

(2) The Corporation’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011 filed with the Commission on May 10, 2011.

(3) The Corporation’s Current Report on Form 8-K filed with the Commission on March 17, 2011.

(4) The Corporation’s Current Report on Form 8-K filed with the Commission on May 11, 2011.

(5) The description of the Corporation’s common stock contained in the Registration Statement on Form 8-A filed with the Commission on March 21, 2011 (Registration No. 000-54305).

In addition, all documents subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing by the Corporation of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Timothy W. Hefferon, Esq., the Corporation’s Vice President, General Counsel and Secretary, has passed upon the validity of the shares of common stock to be issued under the Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan (the “Plan”). Mr. Hefferon beneficially owns or has rights to acquire an aggregate of less than 1% of the Corporation’s common stock and is eligible to participate in the Plan.

Item 6.	Indemnification of Directors and Officers.

The Corporation is a corporation organized under the laws of the State of Delaware. Section 102(b)(7) of the Delaware General Corporation Law (“DGCL”) permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

The Corporation’s Third Amended and Restated Certificate of Incorporation provides that its directors shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL. The Third Amended and Restated Certificate of Incorporation further provides that the Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by the DGCL, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by the Third Amended and Restated Certificate of Incorporation also includes the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation’s Amended and Restated Bylaws also provide that the Corporation shall indemnify and advance expenses to its directors and officers, and further provide that the Corporation’s directors and officers may bring suit against the Corporation to recover any unpaid claim if such claim is not paid in full by the Corporation within 60 days of being received by the Corporation. The Corporation also maintains insurance policies that insure its directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description of Exhibit

5.1	Opinion of Timothy W. Hefferon, dated July 18, 2011, as to the legality of the securities being registered.

10.1	Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan, filed as Exhibit 10.22 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 21, 2011 and incorporated herein by reference.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Timothy W. Hefferon (included in Exhibit 5.1).

24.1	Power of Attorney (included on p. S-1).

Item 9.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Corporation pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Novi, State of Michigan, on this 18th day of July, 2011.

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Timothy W. Hefferon
	Name:	Timothy W. Hefferon
	Title:	Vice President, General Counsel and Secretary

KNOW ALL PEOPLE BY THESE PRESENTED, that each person whose signature appears below hereby constitutes and appoints James S. McElya, Allen J. Campbell and Timothy W. Hefferon, and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, to sign in any and all capacities (including, without limitation, the capacities listed below), the Registration Statement and any and all amendments (including post-effective amendments) to the Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done to enable Cooper-Standard Holdings Inc. to comply with the provisions of the Securities Act and all the requirements of the Securities and Exchange Commission, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on July 18, 2011.

Signature	Title

/s/ James S. McElya James S. McElya	Chairman, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Allen J. Campbell Allen J. Campbell	Chief Financial Officer (Principal Financial Officer)

/s/ Helen T. Yantz Helen T. Yantz	Controller (Principal Accounting Officer)

/s/ Orlando A. Bustos Orlando A. Bustos	Director

/s/ Larry Jutte Larry Jutte	Director

/s/ Jeffrey E. Kirt Jeffrey E. Kirt	Director

/s/ David J. Mastrocola David J. Mastrocola	Director

/s/ Stephen A. Van Oss Stephen A. Van Oss	Director

/s/ Kenneth L. Way Kenneth L. Way	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

5.1	Opinion of Timothy W. Hefferon, dated July 18, 2011, as to the legality of the securities being registered.

10.1	Cooper-Standard Holdings Inc. 2011 Omnibus Incentive Plan, filed as Exhibit 10.22 to the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Commission on March 21, 2011 and incorporated herein by reference.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Timothy W. Hefferon (included in Exhibit 5.1).

24.2	Power of Attorney (included on p. S-1).